Filed pursuant to Rule 433
Dated January 4, 2007

Relating to
Pricing Supplement No. 175 dated January 4, 2007 to
Registration Statement No. 333-131266

Global Medium-Term Notes, Series F

Fixed Rate Senior Notes Due 2017
Floating Rate Senior Notes Due 2014

Fixed Rate Senior Notes Due 2017
Issuer:	Morgan Stanley
Principal Amount:	$2,750,000,000
Maturity Date:	January 9, 2017
Trade Date:	January 4, 2007
Original Issue Date (Settlement):	January 9, 2007
Interest Accrual Date:	January 9, 2007
Issue Price (Price to Public):	99.680%
Agents’ Commission:	0.45%
All-in Price:	99.230%
Net Proceeds to Issuer:	$2,728,825,000
Interest Rate:	5.45% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each January 9 and July 9, commencing July 9, 2007
Day Count Convention:	30/360
Optional Make-Whole Redemption:	Yes (treasury spread: plus 15 basis points)
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	617446C23
ISIN:	US617446C235
Issuer Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley & Co. Incorporated and such other agents as shall be named in the above-referenced Pricing Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

Floating Rate Senior Notes Due 2014
Issuer:	Morgan Stanley
Principal Amount:	$1,750,000,000
Maturity Date:	January 9, 2014
Trade Date:	January 4, 2007
Original Issue Date (Settlement):	January 9, 2007
Interest Accrual Date:	January 9, 2007
Issue Price (Price to Public):	100%
Agents’ Commission:	0.35%
All-in Price:	99.65%
Net Proceeds to Issuer:	$1,743,875,000
Base Rate:	LIBOR Telerate 3750
Spread (plus or minus):	Plus 0.30%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 9, April 9, July 9 and October 9, commencing April 9, 2007
Day Count Convention:	Actual/360
Initial Interest Rate:	To be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date
Initial Interest Reset Date:	April 9, 2007
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	617446B99
ISIN:	US617446B997
Issuer Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley & Co. Incorporated and such other agents as shall be named in the above-referenced Pricing Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006